UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 5, 2012

CHEROKEE INC.

(Exact name of registrant as specified in its charter)

Delaware	1-18640	95-4182437
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

5990 Sepulveda Boulevard

Sherman Oaks, California 91411

(Address of Principal Executive Offices) (Zip Code)

(818) 908-9868

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On June 5, 2012, the Board of Directors (the “Board”) of Cherokee Inc. (the “Company”) approved a form of indemnification agreement (the “Indemnification Agreement”) and authorized the Company to enter into Indemnification Agreements with each of the Company’s current and future directors and executive officers (each, an “Indemnitee”).    The Board determined that such Indemnification Agreements are necessary to attract and retain qualified directors and officers to serve the best interests of the Company and its stockholders.

Under the Indemnification Agreements, and subject to the terms and conditions set forth therein, each Indemnitee is entitled to be indemnified against all expenses, liability and loss actually and reasonably incurred by or on behalf of such Indemnitee in connection with any claims, proceedings or other actions brought against the Indemnitee as a result of such Indemnitee’s service to the Company to the fullest extent permitted by the Delaware General Corporation Law, other than in connection with (i) proceedings initiated by the Indemnitee against the Company or any of its directors or officers unless the Company has consented to the initiation of such proceeding or (ii) a suit in which judgment is rendered against the Indemnitee pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for an accounting of profits made from the purchase or sale by the Indemnitee of securities of the Company. Additionally, the Indemnification Agreements also entitle each Indemnitee to the advancement by the Company of expenses incurred by such Indemnitee in connection with any claim, proceeding or other action in advance of the final adjudication of any such claim, proceeding or other action, provided that, if required by applicable corporate laws, the Indemnitee agrees to reimburse the Company for all such advances if it shall ultimately be determined that the Indemnitee is not entitled to indemnification.

The foregoing description of the Indemnification Agreements is qualified by reference to the full text of the form of Indemnification Agreement, which agreement is attached as Exhibit 10.1 to this Report on Form 8-K.

Item 2.02               Results of Operations and Financial Condition.

On June 7, 2012, Cherokee Inc. issued a press release announcing its financial results for the three months ended April 28, 2012.  A copy of the press release is attached hereto as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 2.02, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On June 5, 2012, and acting pursuant to the Company’s Bylaws, the Board unanimously approved an increase to the number of directors of the Company by one (1) to a total of six (6) directors. Following such approval, the Board then appointed Mr. Robert G. Galvin to serve as a director of the Company until the Company’s annual meeting of stockholders to be held in 2013 or until his successor is duly elected and qualified. Mr. Galvin was recommended to serve as a director of the Company by the Board’s Nominating and Governance Committee. Concurrently with his appointment as a director of the Company, Mr. Galvin was also appointed to serve as a member of the Board’s Audit Committee, replacing Mr. David Mullen as a member of such committee.

Mr. Galvin will enter into an Indemnification Agreement with the Company as described under Item 1.01 above.

(e) On June 5, 2012, the Board approved the form of Indemnification Agreement and authorized the Company to enter into Indemnification Agreements with each of the Company’s current and future directors and executive officers. A description of the Indemnification Agreements is set forth under Item 1.01 above.

Item 5.07               Submission of Matters to a Vote of Security Holders.

On June 5, 2012, the Company held its 2012 Annual Meeting of Stockholders (the “Meeting”). The Company filed its definitive proxy statement for the proposals voted upon at the Annual Meeting with the Securities and Exchange Commission on April 26, 2012. As of April 17, 2012, the record date for the Meeting, there were 8,387,167 shares of common stock issued and outstanding and entitled to vote on the proposals presented at the Meeting.  A total of 7,563,702 shares, which constituted a quorum, were present or represented at the Meeting. The holders of shares of our common stock are entitled to one vote for each share held. Set forth below are the final voting results for each of the proposals submitted to a vote of the Company’s stockholders at the Meeting:

1.             The Company’s stockholders elected, by the vote indicated below, the following five persons as directors of the Company, each to serve as such until the Company’s annual meeting of stockholders to be held in 2013 or until his respective successor is duly elected and qualified:

Name	Votes For	Votes Withheld	Broker Non-Votes
Timothy Ewing	3,829,752	1,392,897	2,341,053
Keith Hull	3,705,321	1,517,328	2,341,053
David Mullen	3,875,323	1,347,326	2,341,053
Jess Ravich	3,853,478	1,369,171	2,341,053
Henry Stupp	3,904,352	1,318,297	2,341,053

2.             The stockholders also approved the proposal to ratify the appointment of Moss Adams LLP to serve as the Company’s independent registered public accounting firm for the year ending February 2, 2013, by the vote indicated below:

For	Against	Abstain	Broker Non-Votes

7,496,545	32,674	19,455	n/a

3.             The stockholders approved, on an advisory basis, the Company’s executive compensation, by the votes set forth in the table below:

For	Against	Abstain	Broker Non-Votes

4,936,272	242,678	43,699	2,341,053

Item 9.01               Financial Statements and Exhibits.

(c)               Exhibits.

Exhibit No.	Description

10.1	Form of Indemnification Agreement
99.1	Press Release of Cherokee Inc., dated June 7, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEROKEE INC.

June 7, 2012	By:	/s/ Mark DiSiena
Mark DiSiena
Chief Financial Officer